EuroTelecom Communications Inc.
                          F4 Mexborough Business Centre
                                  College Road
                                   Mexborough
                             South Yorkshire S64 9JP


                            LETTER OF APPOINTMENT OF
                             NON-EXECUTIVE DIRECTOR




                                                                  9th March 2000

         Dear Chris

         I am authorised by the Board of Directors ("the Board") to record the terms of your appointment as a director of e-linking Inc ("the Company") as follows:

1        TERMS OF APPOINTMENT

1.1 Your appointment is as a non-executive director of the Company, with such appointment being subject to Admission of the share capital of the Company to the Alternative Investment Market of the London Stock Exchange by no later than 30 April 2000, and for a term expiring when the first of the following events occurs:

         (a) if you are not re-appointed or deemed to have been re-appointed a director by shareholders following your retirement at any time in accordance with the Company's Articles of Association;

         (b) if you are otherwise removed as a director or vacate office pursuant to the law or the Company's Articles of Association;

         (c) if you resign or do not offer yourself for re-election by shareholders, either for your own reasons or at the request of the Board; or

         (d) either you or the Company terminate the appointment by giving the other three months' notice in writing.

1.2 The Board's recommendation for your re-election by shareholders is not automatic. In advance of each relevant occasion, whilst you remain a non-executive director, the Board will normally discuss at a board meeting whether or not to recommend your re-election: you will be advised of the decision following the conclusion of the meeting.

2        DUTIES

         As a non-executive director you should:

         (a) bring an independent judgment to bear on issues of Company strategy, performance, resources (including key appointments) and standards of conduct, INTER ALIA as outlined in the Principles of Good Governance and Code of Best Practice ("the Combined Code") prepared by the Hampel Committee on Corporate Governance, bearing in mind the size of the Company and the nature of its business;

         (b) fulfil your general duties as a director (pursuant to the Company's Articles of Association, the law and all relevant regulations); and

         (c) attend meetings of the Board and any committees of which you are from time to time a member (including the Remuneration and Audit Committees) and shareholders meetings.

3        INFORMATION

         You will be supplied with all information (including financial information) which in the Company's view you reasonably require in order to carry out your duties and such information will be provided in sufficiently good time to enable you to give it proper consideration prior to any decision which may have to be made. In particular, the Company will provide you with the papers for Board meetings not less than seven days prior to such meetings (unless such meetings are held at short notice to which you consent) and the monthly management accounts as soon as possible after they become available.


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4        RESPONSIBILITIES

         You should accept responsibilities when required to do so in accordance with the law, the requirements of the London Stock Exchange and the City Code on Take-overs and Mergers US securities laws, federal laws and laws of the state of Delaware, and should comply with the following codes (as amended from time to time):

         (a) the Combined Code (to the extent expected of companies whose shares are listed on the Alternative Investment Market);

         (b) the Statement of Best Practice on the role and duties of directors by the Institutional Shareholders Committee;

         (c) the role of the non-executive director produced by the Promotion of Non-Executive Directors (PRONED);

         (d) the report by the Institute of Directors on the disclosure of directors' remuneration; and

         (e) the Model Code for AIM companies, as appended to the rules of the London Stock Exchange copies of which, as applicable to directors, have been provided to you. As referred to in the Combined Code, you are responsible, along with the rest of the Board, for preparing the annual report and accounts of the Company on the bases set out therein.

5        REMUNERATION

5.1 You are entitled to be paid directors' fees at the rate of (pound)50,000 per annum (or such higher rate as the Company may from time to time notify in writing to you) which shall accrue from day to day and be payable by equal quarterly instalments in arrears.

5.2 You are not entitled to receive any other benefits and, upon ceasing to be a director, shall not be entitled to receive any payment except accrued directors' fees for past services.

5.3 You hereby authorise the Company to deduct from any remuneration accrued and due hereunder (whether or not actually paid during the period of directorship) any tax or social security contributions which the Company is obligated to deduct in respect of such remuneration.

6        EXPENSES

         Any expenses reasonably incurred on Company business will be reimbursed within 14 days of receipt by the Company of a written claim in accordance with the Company's normal expenses policy supported by proper vouchers or other documentation.

7        CONFIDENTIALITY

         You shall at all times keep entirely confidential all information relating to the Company and its subsidiaries which is not in the public domain, and shall not disclose to any party or use any such information unless required to do so by law or with the agreement of the Chairman except in BONA FIDE discharge of your duties. All intellectual property rights relating to the business of the Company shall remain the property of the Company.

8        CONFLICTS OF INTEREST

         You will not, without the consent of the Board, accept any other appointment or enter into any arrangement which might reasonably be expected to lead to a conflict of interest arising. In any event of doubt, please consult me in advance.

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9        INDEPENDENT ADVICE

         The Board has agreed that any director may, if necessary in the furtherance of his or her duties, take independent professional advice at the Company's expense, subject to having first notified me. Any such payment by the Company would, of course, be subject to any restriction under company law.

10       INSURANCE

         The Company may effect liability insurance which covers directors and officers of the Company and any subsidiary company of the Company, subject to such policy's terms, conditions and exclusions as the Board decides.

11       ENTIRE AGREEMENT

         This letter, read in conjunction with the Memorandum and Articles of Association of the Company, contains the entire agreement between you and the Company concerning your appointment as a non-executive director and it supersedes all previous agreements, whether written, oral or implied.

         Please confirm your agreement to the contents of this letter by signing and returning the accompanying copy to me.

         Yours sincerely





         Graham Ford

         For and on behalf of EuroTelecom Communications Inc







         I have read and agree the terms of my appointment as non-executive director of the Company as set out in the Company's letter dated 2000.

         Dated..........................................

         Signed.........................................







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